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                    COLUMBIA FUNDS VARIABLE INSURANCE TRUST I

                                DISTRIBUTION PLAN
                               FOR CLASS B SHARES

     This Distribution Plan (the "Plan") for the Class B shares of the series of Columbia Funds Variable Insurance Trust I (formerly known as Nations Separate Account Trust) (the "Trust") listed on the schedule attached hereto (the "Fund"), has been adopted by the Board of Trustees of the Trust in conformance with Rule 12b-1 under the Investment Company Act of 1940 (the "1940 Act").

     Section 1. Payments for Distribution-Related Services. The Trust may compensate or reimburse its Distributor for any activities or expenses primarily intended to result in the sale of Class B Shares of the Trust's Fund. Payments by the Trust under this Section of the Plan will be calculated daily and paid monthly at a rate or rates set from time to time by the Trust's Board of Trustees, provided that no rate set by the Board for the Fund may exceed, on an annual basis, 0.25% of the average daily net assets of the Fund's Class B Shares.

     Section 2. Expenses Covered by Plan. The fees payable under Section 1 shall be used primarily to compensate or reimburse the Distributor for distribution services provided by it, and related expenses incurred, including payments by the Distributor to compensate or reimburse banks, broker/dealers or other financial institutions that have entered into a Sales Support Agreement (defined below) with the Distributor ("Selling Agents"), for sales support services provided, and related expenses incurred, by such Selling Agents. Payments under
Section 1 may be made with respect to: (i) preparation, printing and distribution of prospectuses, sales literature and advertising materials by the Distributor or, as applicable, Selling Agents, attributable to distribution or sales support activities, respectively; (ii) commissions, incentive compensation or other compensation to, and expenses of, account executives or other employees of the Distributor or Selling Agents, attributable to distribution or sales support activities, respectively; (iii) overhead and other office expenses of the Distributor or Selling Agents, attributable to distribution or sales support activities, respectively; (iv) opportunity costs relating to the foregoing (which may be calculated as a carrying charge on the Distributor's or Selling Agents' unreimbursed expenses incurred in connection with distribution or sales support activities, respectively); and (v) any other costs and expenses relating to distribution or sales support activities. The overhead and other office expenses referenced in this Section may include, without limitation: (i) the expenses of operating the Distributor's or Selling Agents' offices in connection with the sale of Fund shares, including lease costs, the salaries and employee benefit costs of administrative, operations and support personnel, utility costs, communication costs and the costs of stationery and supplies; (ii) the costs of client sales seminars and travel related to distribution and sales support activities; and (iii) other expenses relating to distribution and sales support activities.


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     Section 3. Distribution and Sales Support Agreements. Any officer of the
Trust is authorized to execute and deliver, in the name and on behalf of the Trust, a written agreement with the Distributor in a form duly approved from time to time by the Trust's Board of Trustees. Such agreement shall authorize the Distributor to enter into written agreements with banks, broker/dealers and other financial institutions, based on such form(s) of sales support agreements as may be approved by the Board of Trustees from time to time. The Distributor also may enter into such agreements based on such additional forms of agreement as it deems appropriate, provided that the Distributor determines that the Trust's and the Fund's responsibility or liability to any person on account of any acts or statements of any such selling agent under any such sales support agreement do not exceed their responsibility or liability under the form(s) approved by the Board of Trustees, and provided further that the Distributor determines that the overall terms of any such sales support agreement are not materially less advantageous to the Trust than the overall terms of the form(s) approved by the Board of Trustees.

     Section 4. Limitations on Payments. Payment made by the Fund under Section 1 must be for distribution or sales support services rendered for or on behalf of the Fund. However, joint distribution or sales support financing with respect to the Fund (which financing may also involve other investment portfolios or companies that are affiliated persons of such a person, or affiliated persons of the Distributor) shall be permitted in accordance with applicable regulations of the Securities and Exchange Commission as in effect from time to time.

     To the extent any payments made by the Fund pursuant to a Shareholder Servicing Plan and Servicing Agreement are deemed to be payments for the financing of any activity primarily intended to result in the sale of shares within the context of Rule 12b-1 under the 1940 Act, such payments shall be deemed to have been approved pursuant to the Plan.

     With respect to Class B Shares, actual distribution expenses incurred by the Distributor (or sales support expenses incurred by Selling Agents) in a given year may exceed the sum of the fees received by the Distributor pursuant to this Plan and payments received by the Distributor pursuant to contingent deferred sales charges. Any such excess may be recovered by the Distributor, and retained by it or paid over to Selling Agents, as applicable, in future years as long as this Plan is in effect. If this Plan is terminated or not continued, the Trust shall not be obligated to pay the Distributor (or Selling Agents) for any expenses not previously reimbursed by the Trust or recovered through contingent deferred sales charges.

     Notwithstanding anything herein to the contrary, no Fund or class of shares shall make any payments under the Plan that exceed the maximum amounts payable under applicable Conduct Rules of the National Association of Securities Dealers, Inc.

     Section 5. Reports of Distributor. So long as this Plan is in effect, the Distributor shall provide to the Trust's Officers and Board of Trustees, and the Trustees shall review at least quarterly, a written report of the amounts expended by it pursuant to the Distribution Agreement, or by Selling Agents pursuant to Sales Support Agreements, and the purposes for which such expenditures were made.


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     Section 6. Approval of Plan. This Plan will become effective immediately, as to the Fund's Class B Shares, upon its approval by (a) a majority of the outstanding Class B Shares of the Fund, and (b) a majority of the Board of Trustees, including a majority of the Trustees who are not "interested persons" (as defined in the 1940 Act) of the Trust and who have no direct or indirect financial interest in the operation of this Plan or in any agreements entered into in connection with this Plan, pursuant to a vote cast in person at a meeting called for the purpose of voting on the approval of the Plan.

     Section 7. Continuance of Plan. The Plan shall continue in effect for so long as its continuance is specifically approved at least annually by the Trust's Board of Trustees in the manner described in Section 6.

     Section 8. Amendments. This Plan may be amended at any time by the Board of Trustees provided that (a) any amendment to increase materially the costs which the Fund's Class B Shares may bear for distribution pursuant to this Plan shall be effective only upon approval by a vote of a majority of the outstanding Class B Shares of the Fund, and (b) any material amendments of the terms of this Plan shall become effective only upon approval as provided in Section 6 hereof.

     Section 9. Termination. This Plan is terminable, as to the Fund's Class B Shares, without penalty at any time by (a) a vote of a majority of the Trustees who are not "interested persons" (as defined in the 1940 Act) of the Trust and who have no direct or indirect financial interest in the operation of this Plan or in any agreements entered into in connection with this Plan, or (b) a vote of a majority of the outstanding Class B Shares of the Fund.

     Section 10. Limitation of Liability. The names "Columbia Fund Variable Series Trust I" and "Trustees of Columbia Fund Variable Series Trust I" refer respectively to the trust created and the Trustees, as Trustees but not individually or personally, acting from time to time under a Declaration of Trust which is hereby referred to and a copy of which is at the principal office of the Trust. The obligations of "Columbia Fund Variable Series Trust I" entered into in the name or on behalf thereof by any of the Trustees, officers, representatives or agents are made not individually, but in such capacities, and are not binding upon any of the Trustees, Shareholders, officers, representatives or agents of the Trust personally, but bind only the Trust Property (as defined in the Declaration of Trust), and all persons dealing with the Fund's Class B Shares of the Trust must look solely to the Trust property belonging to the Fund's Class B Shares for the enforcement of any claims against the Trust.

     Section 11. Records. The Trust will preserve copies of this Plan, and any Agreements and written reports related to this Plan presented to the Board of Trustees for a period of not less than six years.

     Section 12. Miscellaneous. The captions in this Plan are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.


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                                    EXHIBIT A
                    COLUMBIA FUNDS VARIABLE INSURANCE TRUST I

1.   Columbia High Yield Fund, Variable Series

2.   Columbia Marsico Growth Fund, Variable Series

3.   Columbia Marsico 21st Century Fund, Variable Series

4.   Columbia Marsico International Opportunities Fund, Variable Series

5.   Columbia Marsico Focused Equities Fund, Variable Series

6.   Columbia Mid Cap Growth Fund, Variable Series

Current as of the 2nd day of October, 2006.

                                        COLUMBIA FUNDS VARIABLE INSURANCE TRUST
                                        I on behalf of the Funds


                                        By: /s/ Christopher L. Wilson
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                                            Christopher L. Wilson
                                            President